NEWS RELEASE

Contacts:	Billy F. Mitcham, Jr., President & CEO Mitcham Industries, Inc. 936-291-2277
Jack Lascar / Karen Roan

Dennard Rupp Gray & Easterly (DRG&E)

713-529-6600

MITCHAM INDUSTRIES REPORTS
FISCAL 2009 THIRD QUARTER RESULTS

HOUSTON – DECEMBER 8, 2008 – Mitcham Industries, Inc. (NASDAQ: MIND) (the “Company”) today announced financial results for its fiscal 2009 third quarter ended October 31, 2008. Highlights include:

•	Core leasing revenues increased 19 percent to $10.0 million for the third quarter of fiscal 2009 from $8.4 million for the third quarter of fiscal 2008.

•	Net income for the third quarter increased to $2.7 million, or $0.27 per diluted share, from $2.4 million, or $0.24 per diluted share, in the third quarter of fiscal 2008.

•	The Company announced today that Seamap was awarded orders totaling approximately $11 million by The Polarcus Group of Companies (Polarcus), a new entrant in the marine seismic market, to equip all six of its new state-of-the-art vessels with the GunLink 4000 fully distributed digital gun controller systems and BuoyLink RGPS tail buoy positioning systems.

•	The Company has modified its fiscal 2009 guidance to take into account the continuing turmoil and uncertainty in the financial markets with the resulting slowdown of the economy and the decline in commodity prices.

Bill Mitcham, the Company’s President and CEO, stated, “We are pleased with our core seismic equipment leasing revenues, which rose 19 percent over last year’s third quarter. However, sales from Seamap did not meet our expectations in the third quarter. This is attributable primarily to a GunLink 4000 system that we had expected to ship in October. Due to delays from a specific supplier, we did not complete shipping the system until November.

“As a result of the additions in lease pool equipment made last year and earlier this year, our lease pool depreciation expense rose approximately 47 percent from the third quarter last year, which partially explains the lower gross profit margin in the third quarter of this year compared to a year ago. These lease pool additions, which also include newly deployed vertical seismic profiling and ultra light submersible equipment, have helped us diversify and strengthen our world-wide market presence.

“We are very pleased with the Polarcus award, which is to be delivered in fiscal 2010. Seamap is providing Polarcus with its GunLink 4000 fully distributed digital gun controller systems and BuoyLink RGPS tail buoy positioning systems. With this award, Seamap’s backlog of firm orders amounts to a near record high of approximately $17 million. With its solid backlog, Seamap appears to be well positioned going into fiscal 2010.

“Demand within our core leasing business has been strong overall, but we are seeing some weakness in certain markets such as Russia and projects involving higher cost, non-conventional sources of oil and gas. Historically, we have often provided financing to our customers for purchases of lease pool equipment or new seismic equipment. In the current economic environment, we are, and will be, much more reluctant to sell equipment under such arrangements.

“We certainly realize that, along with the rest of the industry, we are likely to be affected by the slowdown in economic activity. However, we believe we have adequate liquidity and credit availability to meet the challenges ahead. With the broad range of equipment in our lease pool, our geographic diversity and our focus on customer service, we believe we are well positioned both operationally and financially to deal with the uncertainties that are facing us and the rest of the energy industry.”

THIRD QUARTER FISCAL 2009 RESULTS

Total revenues for the third quarter of fiscal 2009 were $14.5 million compared to $17.2 million for the third quarter of fiscal 2008, roughly a 16 percent decline. Core revenues from equipment leasing, excluding equipment sales, rose 19 percent to $10.0 million from $8.4 million in the same period a year ago. This increase in leasing revenues was driven by continued solid demand for seismic equipment in both domestic and international markets and expansion of the Company’s lease pool. Year-to-date, approximately $20 million of new equipment has been added to the Company’s lease pool. This follows $26 million in new equipment added during fiscal 2008.

Sales of new seismic, hydrographic and oceanographic equipment were $1.8 million compared to $2.0 million in the comparable period a year ago. Sales of lease pool equipment were $0.3 million compared to $1.7 million in the third quarter of fiscal 2008.

Seamap equipment sales in the third quarter declined 53 percent to $2.4 million from $5.1 million in the comparable period a year ago primarily due to the delayed shipment of a GunLink 4000 system and lower than expected purchasing activity by marine customers.

Total gross profit in the third quarter was $7.3 million compared to $9.3 million in the third quarter of fiscal 2008, a 22 percent decline. Gross profit margin was 50 percent in this year’s third quarter compared to 54 percent a year ago. General and administrative costs for the third quarter were $4.3 million, or 30 percent of total revenues, versus $5.0 million, or 29 percent of total revenues, in the third quarter a year ago.

Operating income for the third quarter of fiscal 2009 was $2.7 million compared to $3.8 million in the comparable period a year ago. Net income for the third quarter was $2.7 million, or $0.27 per diluted share, compared to $2.4 million, or $0.24 per diluted share, in the third quarter of fiscal 2008. The benefit for income taxes for the third quarter of fiscal 2009 includes a tax benefit of $0.9 million resulting from the elimination of uncertain tax positions upon the expiration of the period in which certain prior periods could be examined by taxing authorities.

EBITDA (earnings before interest, taxes, depreciation and amortization) for the third quarter was $6.8 million, or 47 percent of total revenues, compared to $6.8 million, or 39 percent of total revenues, in the same period last year. EBITDA, which is not a measure determined in accordance with generally accepted accounting principles (“GAAP”), is defined and reconciled to reported net income in Note A under the accompanying financial tables.

YEAR TO DATE FISCAL 2009 RESULTS

Total revenues for the first nine months of fiscal 2009 declined approximately 9 percent to $50.6 million from $55.6 million in the first nine months of fiscal 2008; however, core revenues from equipment leasing, excluding equipment sales, increased 21 percent to $29.9 million from $24.7 million in the same period a year ago. Sales of new seismic, hydrographic and oceanographic equipment for the first nine months of fiscal 2009 were $7.0 million versus $6.9 million a year ago. Sales of lease pool equipment were $2.7 million compared to $3.2 million a year ago. Seamap equipment sales for the first nine months of fiscal 2009 were $11.0 million compared to $20.8 million in the first nine months of fiscal 2008.

Operating income for the first nine months of fiscal 2009 was $11.3 million compared to $12.2 million in the same period of fiscal 2008. Net income was $8.6 million, or $0.84 per diluted share, compared to $8.1 million, or $0.79 per diluted share, in the same period a year ago. Net income for the first nine months of fiscal 2009 also included the tax benefit from the elimination of uncertain tax positions. EBITDA (earnings before interest, taxes, depreciation and amortization) for the first nine months of fiscal 2009 increased 14 percent to $23.6 million, or 47 percent of total revenues, from $20.7 million, or 37 percent of total revenues, in the first nine months of fiscal 2008.

OUTLOOK

Robert Capps, Executive Vice President and Chief Financial Officer, stated, “Regarding our outlook for the balance of fiscal 2009, while our core leasing business has continued its strong growth in recent periods, there is much uncertainty as to the timing and scope of several pending projects. Our earlier expectations for Seamap revenues to be stronger in the second half of the year are not expected to be realized in the current environment. We also expect little, if any, revenue from the sale of lease pool or new seismic equipment for the balance of fiscal 2009. Therefore, given our current pipeline of business and the uncertainties surrounding our year-end fiscal 2009 outlook, we are reducing our prior guidance for fiscal 2009. We expect revenues for the fiscal year ending January 31, 2009 to now range between $67 million and $70 million, operating income to range between $13.3 million and $15.5 million, and earnings per share to range between $0.96 and $1.10 per diluted share.”

CONFERENCE CALL

The Company has scheduled a conference call for Tuesday, December 9, 2008 at 9:00 a.m. Eastern time to discuss fiscal 2009 third quarter results. To access the call, please dial (303) 262-2205 and ask for the Mitcham Industries call at least 10 minutes prior to the start time. Investors may also listen to the conference live on the Mitcham Industries corporate website, http://www.mitchamindustries.com, by logging on that site and clicking “Investors.” A telephonic replay of the conference call will be available through December 18, 2008 and may be accessed by calling (303) 590-3000, and using the passcode 11122639#. A web cast archive will also be available at http://www.mitchamindustries.com shortly after the call and will be accessible for approximately 90 days. For more information, please contact Donna Washburn at DRG&E at (713) 529-6600 or email dmw@drg-e.com.

Mitcham Industries, Inc., a geophysical equipment supplier, offers for lease or sale, new and “experienced” seismic equipment to the oil and gas industry, seismic contractors, environmental agencies, government agencies and universities. Headquartered in Texas, with sales and services offices in Calgary, Canada; Brisbane, Australia; Singapore; Ufa, Bashkortostan, Russia; and the United Kingdom and with associates throughout Europe, South America and Asia, Mitcham conducts operations on a global scale and is the largest independent exploration equipment lessor in the industry.

This press release includes forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934 and Section 27A of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical facts included herein, including statements regarding the Company’s future financial position and results of operations, planned capital expenditures, the Company’s business strategy and other plans for future expansion, the future mix of revenues and business, future demand for the Company’s services and general conditions in the energy industry in general and seismic service industry, are forward-looking statements. Actual results may differ materially from such forward-looking statements. Important factors that could cause or contribute to such differences include the inherent volatility of oil and gas prices and the related volatility of demand for the Company’s services; loss of significant customers; significant defaults by customers on amounts due to the Company; international economic and political instability; dependence upon additional lease contracts; the risk of technological obsolescence of the Company’s lease pool; vulnerability of seismic activity and demand to weather conditions and seasonality of operating results; dependence upon few suppliers; and other factors that are disclosed in the Company’s 2008 Annual Report on Form 10-K and its other Securities and Exchange Commission filings and available from the Company without charge. All information in this release is as of the date of this release and the Company undertakes no duty to update or revise any forward-looking statement whether as a result of new information, future events or otherwise.

– Tables to follow –

MITCHAM INDUSTRIES, INC.
CONSOLIDATED BALANCE SHEETS
(In thousands, except per share data)

	October 31, 2008	January 31, 2008
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$5,802	$13,884
Restricted cash	990	—
Accounts receivable, net	14,613	12,816
Current portion of contracts receivable	1,356	2,964
Inventories, net	5,710	6,352
Deferred tax asset	936	1,230
Prepaid expenses and other current assets	2,356	1,491
Total current assets	31,763	38,737
Seismic equipment lease pool and property and equipment, net	56,356	53,179
Intangible assets, net	2,970	3,692
Goodwill	4,320	4,358
Net deferred tax asset	2,072	1,505
Long-term portion of contracts receivable and other assets	5,272	2,430

Total assets	$102,753	$103,901

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$7,492	$16,729
Current maturities — long-term debt	—	1,500
Income taxes payable	1,470	1,967
Deferred revenue	799	872
Accrued expenses and other current liabilities	3,480	3,674
Total current liabilities	13,241	24,742
Long-term debt	8,400	—
Non-current income taxes payable	3,274	3,391
Total liabilities	24,915	28,133
Shareholders’ equity:
Preferred stock, $1.00 par value; 1,000 shares authorized; none issued and outstanding	—	—
Common stock $0.01 par value; 20,000 shares authorized; 10,725 and 10,708 shares issued at October 31, 2008 and January 31, 2008, respectively	107	107
Additional paid-in capital	73,906	71,929
Treasury stock, at cost (922 and 921 shares at October 31, 2008 and January 31, 2008, respectively)	(4,826)	(4,805)
Retained earnings	9,306	662
Accumulated other comprehensive (loss) income	(655)	7,875

Total shareholders’ equity	77,838	75,768

Total liabilities and shareholders’ equity	$102,753	$103,901

MITCHAM INDUSTRIES, INC.
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data)
(unaudited)

			For the Nine Months
	For the Three Months Ended		Ended
	October 31,		October 31,
	2008	2007	2008	2007
Revenues:
Equipment leasing	$10,043	$8,402	$29,916	$24,732
Lease pool equipment sales	333	1,661	2,738	3,153
Seamap equipment sales	2,385	5,144	10,952	20,807
Other equipment sales	1,787	1,998	6,971	6,926

Total revenues	14,548	17,205	50,577	55,618

Cost of sales:
Direct costs — equipment leasing	810	475	1,595	1,296
Direct costs — lease pool depreciation	3,781	2,567	11,094	7,413
Cost of equipment sales	2,697	4,887	11,886	20,956

Total cost of sales	7,288	7,929	24,575	29,665

Gross profit	7,260	9,276	26,002	25,953
Operating expenses:
General and administrative	4,317	5,045	13,622	12,685
Depreciation and amortization	287	389	1,046	1,110

Total operating expenses	4,604	5,434	14,668	13,795

Operating income	2,656	3,842	11,334	12,158
Other income
Interest, net	36	178	409	319
Other, net	29	(6)	37	(3)

Total other income	65	172	446	316

Income before income taxes	2,721	4,014	11,780	12,474
Benefit (provision) for income taxes	20	(1,583)	(3,136)	(4,382)

Net income	$2,741	$2,431	$8,644	$8,092

Net income per common share:
Basic	$0.28	$0.25	$0.89	$0.84
Diluted	$0.27	$0.24	$0.84	$0.79
Shares used in computing net income per common share:
Basic	9,776	9,733	9,764	9,682
Diluted	10,188	10,333	10,303	10,257

MITCHAM INDUSTRIES, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(unaudited)

	For the Nine Months Ended
	October 31,
	2008	2007
Cash flows from operating activities:
Net income	$8,644	$8,092
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	12,258	8,523
Stock-based compensation	1,691	1,628
Provision for doubtful accounts	518	165
Provision for inventory obsolescence	230	316
Gross profit from sale of lease pool equipment	(1,363)	(2,193)
Excess tax benefit from exercise of non-qualified stock options	(96)	(1,219)
Deferred tax (benefit) provision	(190)	1,981
Non-current income taxes payable	(598)	—
Changes in:
Accounts receivable	(3,970)	(1,429)
Contracts receivable	(88)	1,535
Inventories	(601)	1,317
Prepaid expenses and other current assets	(1,051)	850
Income taxes payable	(390)	1,252
Accounts payable, accrued expenses, other current liabilities and deferred revenue	(4,885)	(430)

Net cash provided by operating activities	10,109	20,388

Cash flows from investing activities:
Purchases of seismic equipment held for lease	(24,620)	(19,199)
Purchases of property and equipment	(488)	(434)
Additional payments related to subsidiary acquisition	—	(1,000)
Sale of used lease pool equipment	2,738	3,153
Net cash used in investing activities	(22,370)	(17,480)

Cash flows from financing activities:
Net proceeds from line of credit	8,400	4,500
Payments on borrowings	(1,500)	(6,000)
Purchase of short-term investments	(1,413)	—
Proceeds from issuance of common stock upon exercise of warrants and stock options, net of stock surrendered to pay taxes	184	341
Excess tax benefit from exercise of non-qualified stock options	96	1,219

Net cash provided by financing activities	5,767	60
Effect of changes in foreign exchange rates on cash and cash equivalents	(1,588)	755

Net (decrease) increase in cash and cash equivalents	(8,082)	3,723
Cash and cash equivalents, beginning of period	13,884	12,582

Cash and cash equivalents, end of period	$5,802	$16,305

Note A

MITCHAM INDUSTRIES, INC.
Reconciliation of Net Income to EBITDA and Adjusted EBITDA
(In thousands)
(Unaudited)

	For the Three Months
	Ended		For the Nine Months Ended
	October 31,		October 31,
	2008	2007	2008	2007
Reconciliation of Net Income to EBITDA and Adjusted EBITDA
Net income	$2,741	$2,431	$8,644	$8,092
Interest income, net	(36)	(178)	(409)	(319)
Depreciation and amortization	4,105	2,956	12,258	8,523
Provision (benefit) for income taxes	(20)	1,583	3,136	4,382

EBITDA (1)	6,790	6,792	23,629	20,678
Stock-based compensation	528	643	1,691	1,628

Adjusted EBITDA (1)	$7,318	$7,435	$25,320	$22,306

(1)	EBITDA is defined as earnings (loss) before (a) interest income, net of interest expense, (b) provision for (or benefit from) income taxes and (c) depreciation and amortization. Adjusted EBITDA excludes stock-based compensation. We consider EBITDA and Adjusted EBITDA to be important indicators for the performance of our business, but not measures of performance calculated in accordance with accounting principles generally accepted in the United States of America (“GAAP”). We have included these non-GAAP financial measures because they provide management with important information for assessing our performance and as indicators of our ability to make capital expenditures and finance working capital requirements. EBITDA and Adjusted EBITDA are not measures of financial performance under GAAP and should not be considered in isolation or as alternatives to cash flow from operating activities or as alternatives to net income as indicators of operating performance or any other measures of performance derived in accordance with GAAP. Other companies in our industry may calculate EBITDA or Adjusted EBITDA differently than we do, and EBITDA and Adjusted EBITDA may not be comparable with similarly titled measures reported by other companies.

MITCHAM INDUSTRIES, INC.
Segment Operating Results
(In thousands)
(Unaudited)

	For the Three Months
	Ended		For the Nine Months Ended
	October 31,		October 31,
	2008	2007	2008	2007
Revenues:
Equipment Leasing	$12,163	$12,061	$39,625	$34,811
Seamap	2,601	5,313	11,208	21,431
Inter-segment sales	(216)	(169)	(256)	(624)

Total revenues	14,548	17,205	50,577	55,618

Cost of sales:
Equipment Leasing	6,118	4,655	19,089	14,914
Seamap	1,325	3,215	5,766	15,314
Inter-segment costs	(155)	59	(280)	(563)

Total cost of sales	7,288	7,929	24,575	29,665

Gross profit:
Equipment Leasing	6,045	7,406	20,536	19,897
Seamap	1,276	2,098	5,442	6,117
Inter-segment amounts	(61)	(228)	24	(61)

Total gross profit	7,260	9,276	26,002	25,953

# # #